Exhibit 99.1

Media Contact:	Investor Contact:
Jason Saragian	Scott Deitz
419.248.8987	419.248.8935

Owens Corning Completes Sale of Composite Manufacturing Plants

in Belgium and Norway

TOLEDO, Ohio – May 1, 2008 - Owens Corning (NYSE: OC) announced today that it has completed the sale of two composite manufacturing plants to Platinum Equity. The facilities are in Battice, Belgium and Birkeland, Norway.

The aggregate gross purchase price for the sale was €155 million ($242 million). After costs associated with the transaction and to position the business as an ongoing concern, Owens Corning expects to realize net proceeds of approximately $197 million, consisting of cash proceeds of $184 million plus the assumption of certain liabilities by the purchaser. As a result of the sale, Owens Corning recorded an additional impairment charge of approximately $10 million in the first quarter of 2008. These amounts are subject to post-closing adjustments.

Owens Corning previously announced that it reached a definitive agreement to sell the two facilities to address regulatory concerns associated with Owens Corning’s acquisition of Saint-Gobain’s reinforcements and composite fabrics businesses on November 1, 2007. The sale implements required European Regulatory remedies.

As previously disclosed, in addition to the manufacturing facilities the transaction includes the transfer of other assets related to the ongoing operation of the facilities, including intellectual property rights and precious metals used in production tooling.

About Owens Corning

Owens Corning (NYSE: OC) is a leading global producer of residential and commercial building materials, glass fiber reinforcements and engineered materials for composite systems. A Fortune 500 company for 54 consecutive years, Owens Corning is committed to driving sustainability through delivering solutions, transforming markets and enhancing lives. Founded in 1938, Owens Corning is a market-leading innovator of glass fiber technology with sales of $5 billion in 2007 and 19,000 employees in 26 countries on five continents. Additional information is available at http://www.owenscorning.com/.

Copyright © 2008 Owens Corning

About Platinum Equity

Platinum Equity (http://www.platinumequity.com/) is a global M&A&O® firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, logistics, metals services, manufacturing and distribution. Since its founding in 1995 by Tom Gores, Platinum Equity has acquired more than 80 businesses with more than $24 billion in aggregate annual revenue at the time of acquisition.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside the control of the company, which could cause actual results to differ materially from those projected in these statements and from the company’s historical results and experience. Such factors include competitive factors, pricing pressures, availability and cost of energy and materials, acquisitions and achievement of expected synergies therefrom, general economic conditions and factors detailed from time to time in the company’s Securities and Exchange Commission filings. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Copyright © 2008 Owens Corning